Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the

 Securities Act of 1933,

as amended.

GPEx®-DERIVED CELL LINE

SALE AGREEMENT

by and between

Catalent Pharma Solutions LLC

and

Xencor, Inc.

GPEx®-DERIVED CELL LINE SALE AGREEMENT

THIS GPEx®-Derived Cell Line Sale Agreement (this “Agreement”) is made and is effective this          day of December, 2011, (“Effective Date”) by and between Catalent Pharma Solutions LLC, a Delaware Limited Liability company,  having a place of business at 8137 Forsythia Street, Middleton, Wisconsin 53562 USA (“Catalent”), and Xencor, Inc., a Delaware corporation, having a place of business at 111 West Lemon Avenue, Monrovia, California 91016 USA (“Xencor”).

WHEREAS, Catalent has developed and owns certain proprietary cell line engineering and gene expression technology enabling  the engineering of mammalian cell lines for the expression of recombinant proteins (the “GPEx Technology”, as further defined below);

WHEREAS, Catalent has, prior to the date hereof and pursuant to that certain Development and Manufacturing Service Agreement dated September 15, 2005 between Cardinal Health and Xencor (the “DMA”), together with the Statement of Work attached as Appendix A which is attached hereto as Exhibit A, developed for Xencor through the application of the GPEx Technology a cell line (the “GPEx® Cell Line”, as more fully defined below and in Exhibit C) expressing the Gene Expression Product(s) (as defined below); and

WHEREAS, Xencor wishes to purchase and Catalent is willing to sell the GPEx® Cell Line on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings hereinafter set forth, it is agreed by and among the parties, as follows:

1.             DEFINITIONS

1.1          “Affiliate(s)” means with respect to Xencor or a third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a such entity; and with respect to Catalent, Catalent Pharma Solutions Inc. (“Catalent Inc.”) and any corporation, firm, partnership or other entity controlled by Catalent Inc..  For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2                               “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to the foregoing made as provided herein or therein.

1.3          “BLA” shall mean a Biologics License Application (as more fully defined in Part 601 of Title 21 of the United States Code of Federal Regulations (or its successor regulation)) filed with the FDA or, if initial marketing approval is not sought in the United States, the corresponding application for regulatory approval required before commercial sale of Product in the corresponding regulatory jurisdiction.

1.4          […***…] shall mean […***…]

1.5          “Catalent “ has the meaning set forth in the introductory paragraph, or any successor or permitted assign.  Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Xencor shall accept such performance as if it were performance by Catalent.

1.6          “cGMP” shall mean current good manufacturing practice for biologicals as set forth in the United States Food, Drug and Cosmetics Act and applicable regulations and guidance promulgated thereunder (and any successor regulations thereto), each as in effect from time to time.

1.7          “Dispute” means any dispute, controversy or disagreement between the parties in connection with this Agreement.

1.8          “Effective Date” shall mean the date first above written.

1.9          “FDA” shall mean the U.S. Federal Food and Drug Administration and any successor agency thereof, or the relevant regulatory authority in another regulatory jurisdiction, as appropriate.

1.10        “Gene Expression Product” […***…]

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1.11        “GPEx® Cell Line” shall mean the cell line described in Exhibit C to this Agreement, […***…].

1.12        “Know-How” as used herein shall mean any and all unpatented know-how, methods, processes and/or technical data, including, but not limited to, test results and procedures, manufacturing processes and techniques, current Good Manufacturing Practices,  biological materials (including, but not limited to, production cell lines) or knowledge which relate to the GPEx® Cell Line, Product(s), the GPEx Technology or the manufacture, marketing, use, regulatory approval, registration, purity, quality, safety or efficacy of Product(s).

1.13   “Net Sales” means, for the measured period, the gross invoiced amounts for Products sold or commercially disposed of for value by Xencor or its permitted sublicensees (including its Affiliates), less the following:

A.            […***…];

B.            […***…];

C.            […***…];

D.            […***…];

E.            […***…]:

F.             […***…].

Sales of Products between Xencor and its permitted sublicensees (including its Affiliates) shall be disregarded for the purposes of calculating Net Sales, and in such case Net Sales shall include only subsequent sales by the relevant sublicensee to a third party.  Subject to the foregoing sentence, if any Products are sold or disposed of by Xencor or its permitted sublicensees other than in a bona fide arm’s length sale exclusively for money, then Net Sales for such products shall be deemed to be the price at which Xencor could have sold such Products in a separate arm’s length transaction to a willing purchaser at the relevant time in the relevant country.

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The amount of any reduction or reversal of any accrual or reserve related to any deduction from the amount invoiced for Products shall be included in Net Sales in the quarter in which such reduction or reversal occurs.  All calculations shall be made in accordance with GAAP.

1.14        “Patent Rights”, as used herein means rights to U.S. Patent No, […***…], U.S. Patent No. […***…] and, as may be required, rights in U.S. Patent Nos. […***…]; […***…]; and […***…];; and continuing applications of all the foregoing including divisions and substitutions and continuation-in-part applications (but only to the extent that those continuation-in-part applications are enabled by the parent application); and any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.15        “Party” as used herein shall mean Catalent or Xencor, as the case may be, and “Parties” shall mean Catalent and Xencor collectively.

1.16        “Phase III” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in Part 312.21(c) of Title 21 of the United States Code of Federal Regulations (or its successor regulation) or, if initial marketing approval is not sought in the United States, the corresponding application for regulatory approval required before commercial sale of Product in the corresponding regulatory jurisdiction.

1.17        “Product”, as used herein means any product (including a Gene Expression Product), reagent, or part thereof, whose manufacture, use, or sale utilizes or is derived from the GPEx® Cell Line.

1.18        “Regulatory Approval” means any approvals, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug (“IND”) applications, New Drug Applications and Abbreviated New Drug Applications, as applicable (or equivalent non-U.S. filings, such as European marketing authorization applications) of any Regulatory Authorities that are necessary for the development, manufacture, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Products anywhere in the world, excluding Pricing Approvals.

1.19        “Regulatory Authorities” means the international, federal (including the FDA), state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities

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in any jurisdiction in the world responsible for (A) the regulation (including pricing) of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally

1.20        “GPEx Technology”, as used herein means Catalent’s proprietary technology, including, without limitation, the Patent Rights and Know-How, useful in the creation and use of […***…].

1.16        “Territory” means all countries in the world.

2.             SALE OF GPEx® CELL LINE

2.1          Catalent hereby sells and transfers to Xencor the GPEx® Cell Line; provided that Xencor shall use the GPEx® Cell Line solely for developing, manufacturing, testing, seeking regulatory approvals for, marketing and otherwise commercially exploiting Product(s) throughout the Territory.   Such sale is and shall remain contingent upon the continued observance by Xencor of the terms of this Agreement, including, without limitation, the terms of this Section 2.1 and Article 3 below.

2.2          The sale of the GPEx® Cell Line to Xencor shall not be construed as a license or as permission to (i) independently make or utilize the GPEx Technology other than as specifically contemplated hereby or (ii) modify (or derive portions of) the GPEx® Cell Line for the development of products other than the Products.

2.3          The GPEx® Cell Line shall be made immediately available to Xencor upon payment of the fee described in Section 3.1 by Xencor to Catalent (Incoterms 2000) the Catalent site, as follows:  within […***…] following such payment, Catalent shall tender […***…] of the GPEx Cell Line ([…***…]) to Client’s designated common carrier; and within […***…] following such payment, Catalent shall tender the balance.  Title to and risk in the GPEx Cell Line shall pass to […***…] when […***…].  […***…]

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[…***…].  Commencing promptly after the Effective Date, Catalent shall disclose to Xencor and/or a third party contract manufacturer (“CMO”) selected by Xencor such GPEx Technology and Know-How necessary for manufacturing Product and provide such technical assistance as is reasonably necessary to enable Xencor and/or the CMO to use the GPEx® Cell Line for the purposes permitted by Section 2.1 hereof and to replicate the process used by Catalent to make and release Products using the GPEx® Cell Line in accordance with cGMP.  Without limiting the generality of the foregoing, promptly following the Effective Date, Catalent shall transfer to Xencor and/or the CMO (as requested by Xencor) the GPEx retrovector component testing protocol and any materials required in the protocol that are not commercially available, described in Exhibit D hereto.    For purposes of clarity, it is the intention of the parties that Xencor or the CMO be able to initiate and continue the production and testing of Products using the GPEx® Cell Line in accordance with cGMP as promptly as practicable after the Effective Date, and therefore, that pursuant to this paragraph, Xencor and/or the CMO, as applicable, shall have access to and the right to use any and all GPEx Technology that is reasonably required to do so.  Xencor shall reimburse Catalent for the performance of the technology transfer contemplated by this Section 2.3 as more fully described in Section 3.2.  Exhibit E defines the scope and anticipated timing for the technical transfer services being provided by Catalent.

2.4          Xencor shall comply with all applicable laws and regulations, as well as all published governmental guidelines, pertaining to the use, storage, transportation, disposition, containment and other handling of the GPEx Cell Line and all Products.  In particular, Client acknowledges that the manufacture, transfer, sale and/or export of the GPEx Cell Line or any Product may require a license or approval from an agency of the United States government.  Xencor shall be solely responsible for obtaining all licenses, permits or authorizations required from the United States and any other government for any manufacture, transfer, sale and/or use of the GPEx Cell Line and any Product, including Regulatory Approvals.  To the extent not inconsistent with this Agreement, Catalent agrees to provide  Xencor (at Xencor’s expense) with such assistance as Xencor may reasonably request in obtaining such licenses, permits, or authorizations. Such services shall be provided in accordance with a separate service agreement to be agreed upon by the parties.

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2.5          Xencor and Catalent agree to cooperate in preparing and making any required submissions to any Regulatory Authority in respect of the GPEx Cell Line or Products, including Regulatory Approvals; provided, that Catalent shall not be required to incur any material expense, whether internal or out-of-pocket, in connection therewith, unless otherwise expressly agreed in writing by Catalent in advance.  Catalent expressly agrees that Xencor shall have the right to reference any drug master files maintained by Catalent in the ordinary course of business relating to any Product or GPEx Technology covered by this Agreement insofar as such information is necessary or desirable in connection with obtaining any Regulatory Approval.

3.             PAYMENTS FOR PURCHASE

3.1          Xencor agrees to make the following payments in consideration for the GPEx® Cell Line; provided, however, that the one time milestone payments shall only be payable with respect to the first Product to achieve such event.  If this Agreement is entered into after one of the milestones indicated below has already been completed […***…], the payments associated with that milestone will not be due.  This does not include the initial non-refundable payment due upon execution of this Agreement, which will be due under any circumstances.  The terms below are intended to supersede the terms described in the DMA and the GPEx® Cell Line will not count as a cell line licensed under the terms described in the DMA  .Payment for any development milestone that is bypassed for any reason, including but not limited to an abbreviated regulatory process, shall be due upon completion of the next milestone for which payment is due to Catalent.

OPTION 1.  Xencor contracts for production of protein from cell line at third party CMO

Milestone	Payment
Upon execution of this Agreement		$125,000
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]

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[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	[…***…]

3.2          Xencor shall compensate Catalent for the technology transfer services provided by Catalent personnel pursuant to Section 2.3 at the rate of $[…***…] per person-hour.    In addition, Xencor shall reimburse Catalent for Catalent’s pre-approved travel and related expenses incurred in providing such assistance and for the direct material costs of the materials provided pursuant to Exhibit D (without mark-up or profit margin).  Such amounts shall be invoiced by Catalent on a monthly basis, and Xencor shall make payment for such invoiced amounts within […***…] following Xencor’s receipt of each such invoice.

3.3          Xencor shall make payments as directed in the applicable invoice, if any, or otherwise as Catalent may direct from time to time.  All payments hereunder shall be payable in U.S. dollars.  If conversion of foreign currency to United States dollars is required in connection withy payments pursuant to Section 3.1, such conversion shall be made at the exchange rate reported in the Wall Street Journal on the last business day of the quarterly reporting period to which any payment relates.  All payments owed under this Agreement shall be made by check or wire transfer to a bank and account designated in writing by Catalent, unless otherwise specified in writing by Catalent. Xencor shall inform Catalent in writing of the achievement of each milestone no later than […***…] following such occurrence and such milestone payments shall be due and paid by Xencor within […***…] of the achievement thereof.

3.4          Catalent will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Xencor, Xencor will (a) deduct such taxes from the payment made to Cardinal Health Catalent , (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Catalent and certify its receipt by the taxing authority within […***…] following such payment.

3.5          Xencor shall have the right to sell or transfer its rights to the GPEx® Cell Line to Third Parties provided, that (i) Xencor provides written notice of such proposed sale or transfer to Catalent at least […***…] in advance and (ii) such Third Party agrees in writing to assume Xencor’s obligations under this Agreement, including Xencor’s payment obligations hereunder.  Notwithstanding any such subsequent sale or transfer, unless otherwise agreed in writing by

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Catalent, Xencor shall remain obligated with respect to milestone payments becoming due and payable under this Article 3 following the date of any such sale or transfer.

3.6          Xencor shall have the right to transfer the GPEx® Cell Line to a CMO provided that such party agrees in advance in writing reasonably acceptable to Catalent not to transfer the GPEx® Cell Line or any Product to any party other than Xencor or Xencor’s designated recipients.

3.7  In the event any undisputed payments due from Xencor are not paid on the date such payments are due under this Agreement, Catalent may (A) charge interest at the prime rate as reported by the Wall Street Journal on the date such payment is due, plus an additional […***…] ([…***…]%) per […***…] (or, if lower, the highest rate permitted by law), calculated […***…]; or (B) terminate this Agreement pursuant to Section 4.3.

3.8  Xencor will keep complete and accurate books and records relating to its calculation of Net Sales (including all relevant deductions) and is achievement of the milestone events referred to in Section 3.1 for at least […***…] after the expiration of the year to which they relate.  Upon the written request and […***…], Catalent shall be entitled to audit, or to have an independent accountant audit, such books and records.  Xencor shall provide the auditors with access during normal business hours to appropriate space at Xencor’s relevant location and to such of the pertinent books and records of Xencor as may be reasonably necessary to verify the matters in question; provided, that such auditors shall be subject to the obligations of confidentiality at least as strict as those set forth in this Agreement.  Prior to disclosing the results of any such audit to Catalent, the auditors shall present Xencor with a preliminary report of findings and provide Xencor with an opportunity to respond to any questions raised or issues identified.  If an audit discloses an underpayment by Xencor of any amounts paid pursuant to any provision of this Agreement, such amounts shall be paid to Catalent within […***…] after the date Xencor receives the auditors’ final written report.  Any fees and expenses of the audit shall be paid by Catalent unless the audit discloses an understatement by Xencor of more than […***…]% of the aggregate amounts  payable pursuant to this Agreement, in which case Xencor shall bear the responsibility for any such reasonable fees and expenses.

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4.             TERM AND TERMINATION

4.1          This Agreement shall be in full force and effect from the Effective Date and shall remain in effect unless and until terminated in accordance with the provisions of this Article 4.

4.2          Xencor shall have the right to terminate this Agreement without cause by giving notice in writing to Catalent at least […***…] in advance of the termination date.

4.3          Either party shall have the right to immediately terminate this Agreement if (a) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within […***…], or takes any equivalent or similar action in consequence of debt in any jurisdiction; or (b) if the other party materially breaches any of the provisions of this Agreement, and such breach is not cured within […***…] after the giving of written notice; provided, that in the case of a failure of Xencor to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within […***…] of reeipt of notice of non-payment from Catalent.

4.4          Upon any termination pursuant to the above paragraphs 4.2 and 4.3(b), if Xencor is the breaching party, Xencor’s ownership rights in the GPEx® Cell Line shall automatically terminate and title thereto shall revert to Catalent; provided, however, that at Xencor’s option, Xencor and each third party to whom Xencor has sold or transferred the GPEx® Cell Line in accordance with this Agreement shall promptly destroy (and certify to Catalent that is has destroyed) all remaining stores of the GPEx® Cell Line (including any cells or cell lines derived therefrom) in its possession,.  Upon termination of this Agreement, Xencor shall have a period of no more than […***…] to sell any remaining inventories of Product(s) subject to the terms of this Agreement.

4.5          Any termination pursuant to the above paragraph shall not relieve either Party of any obligation or liability accrued hereunder prior to such termination nor shall it affect in any manner any rights of either Party arising under this Agreement prior to such termination.

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4.6          Upon the termination of this Agreement, each provision of this Agreement which, by its nature is intended to survive the termination or expiration of this Agreement, shall continue in force and effect.

5.             REPRESENTATIONS AND WARRANTIES

5.1          .   Catalent represents and warrants that it has all necessary ownership or use rights to the GPEx Technology for the purposes of fulfilling its obligations under this Agreement and the lawful right to sell the GPEx® Cell Line hereunder.  Catalent warrants that Xencor shall not incur any license fee, royalty, milestone or other obligation to any third party as a result of Xencor’s use of the GPEx Technology in accordance with this Agreement and Catalent shall hold Xencor harmless from any claims, including claims of infringement of patents, copyrights or trade secrets resulting solely from Xencor’s use of the Technology pursuant to this Agreement.

OTHER THAN THE FOREGOING, CATALENT MAKES NO (AND HEREBY DISCLAIMS ANY) EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE GPEX® CELL LINE OR THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.2          .  Xencor represents and warrants to Catalent that (a) the GPEx® Cell Line along with all Product delivered to Xencor by Catalent will be held, used and/or disposed of by Xencor in accordance with all applicable laws, specifically, Xencor shall not permit the human consumption of any Products, except to the extent such consumption occurs in the course of clinical studies that expressly permit such use and that have been approved by appropriate Regulatory Authorities or following receipt of all necessary Regulatory Approvals for commercial use and sale; (b) Xencor will comply with all applicable laws and regulations applicable to Xencor’s performance under this Agreement;.

OTHER THAN THE FOREGOING, XENCOR MAKES NO (AND HEREBY DISCLAIMS ANY) EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.3          Mutual.   Each party hereby represents and warrants to the other party that:

A.            Existence and Power.  Such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B.            Authorization and Enforcement of Obligations.  Such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

C.            Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D.            No Consents.  All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the execution, delivery and performance of this Agreement have been obtained; and

E.            No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws; and (ii) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.

6.             GOVERNMENT COMPLIANCE

6.1          The manufacture, transfer, sale and/or export of the GPEx® Cell Line or Product(s) may require a license or approval from an agency of the United States government.  Xencor shall be solely responsible for obtaining all licenses, permits, or authorizations required from the United States and any other government for any use or sale of the GPEx® Cell Line and/or Product(s).  To the extent not inconsistent with this Agreement, Catalent agrees to provide Xencor (at Xencor’s expense) with such assistance as Xencor may reasonably request in obtaining such licenses, permits, or authorizations. Such services shall be provided in accordance with the terms set forth in a separate service agreement to be agreed upon by the parties.

6.2          Xencor and Catalent agree to cooperate in making required submissions to the U.S. Food and Drug Administration (FDA) and/or other regulatory agencies.  Catalent expressly agrees that Xencor shall have the right to reference any and all Drug Master Files relating to any Product or Technology covered by this Agreement insofar as such information is necessary or desirable in the prosecution of any submission to the FDA and/or other regulatory agencies.

7.             PUBLICITY

7.1          Neither Party shall use the name, trademarks, trade names or other recognizable marks of the other Party or inventors of the GPEx Technology in any advertising, promotion, or sales without the prior written consent of the other Party in each case, except that Xencor may state that the Products have been manufactured utilizing a GPEx® Cell Line produced under one or more of the patents and/or applications comprising the Patent Rights; provided, however, that each Party may use the other Party’s name without such prior written consent to the extent that such use is required by any applicable law, rule or regulation now in effect or promulgated hereafter or by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

7.2          Xencor agrees to allow Catalent to use data obtained from Catalent’s development of the GPEx® Cell Line, provided such data is not identifiable to Xencor, the GPEx® Cell Line or any Product, for marketing and demonstration of the Technology to Third Parties.

7.3          Neither Catalent nor Xencor will, without the express prior written consent of the other, such consent not to be unreasonably withheld, issue any press release or make any other public announcement or furnish any statement to any person or entity (other than either Parties’ respective Affiliates and potential partners who have signed a confidentiality agreement with terms no less restrictive than those contained herein) concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (i) an initial press release mutually agreed upon by the Parties, and (ii) disclosures made in compliance with Section 7.1 or Article 9.

8.             PATENT PROTECTION AND INFRINGEMENT

8.1          Maintenance of the Patent Rights.  Catalent shall pay all prosecution, renewal and other fees necessary to maintain the Patent Rights in force for the maximum legally permitted period during the term of this Agreement.

8.2          Third Party Infringement.  If, at any time during the term of this Agreement, either Party shall become aware of any Third Party infringement or threatened infringement of any of the Patent Rights relating to GPEx® Cell Line, the following provisions shall apply:

A.            The Party becoming so aware shall forthwith give written notice to the other of such infringement.

B.            If there is disagreement as to whether the act complained of is in fact an infringement of any of the Patent Rights or whether such infringement proceedings stand a reasonable chance of success, the Parties shall refer such issue to a mutually agreed independent and experienced patent counsel, and the costs incurred in this regard shall be borne by the party whose view does not prevail.  In the event that the Parties cannot agree on a suitable independent patent counsel within thirty days of a nomination of such counsel by a Party, the Parties shall submit such impasse to CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017 which shall designate such independent counsel and under whose auspices the independent counsel shall render a decision.

C.            With or without the advice of the independent patent counsel, Catalent shall have the right to litigate such alleged third party infringement in such country.  Catalent shall notify Xencor within […***…] after the written notice described in (1) above (or, if later, […***…] after the decision of the patent counsel described in clause (2) above) whether it intends to so litigate.  Xencor shall, upon request of Catalent and at Catalent’s expense, provide Catalent with all such assistance as it may reasonably require in the conduct of such claims or proceedings.  Catalent shall bear the cost of such proceedings and shall be entitled to retain all sums recovered in such action for its own account; provided, however, that to the extent such recovery represents lost profits on Product sales arising from such infringement, […***…] ([…***…]%) of such amount shall be paid to Xencor

D.            If Catalent (i) determines not to litigate in accordance with clause (C) above and the patent counsel described in clause (B) above has opined that the act complained of is, or most

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likely is, an infringement in such country or (ii) fails to reasonably pursue such litigation, then Xencor may, in its sole discretion and expense, bring suit in its name to restrain such Third Party infringement.  In such event Xencor shall conduct such proceedings properly and diligently and shall keep Catalent timely apprised of the course of such litigation.  The net proceeds of such action will be retained by Xencor.

E.            In the event of any action permitted under this Section 8.2 by either party, the other party will provide the necessary and timely assistance in such action on reasonable terms and conditions to be agreed on at such time.  In connection with any deliberations concerning the prospects for successfully bringing suit to enjoin such infringement, the parties shall promptly and fully make available to each other their information concerning the validity and enforceability of the relevant Patent Rights and any other relevant information.

F.             For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, as between the Parties, Xencor shall have the sole right to institute infringement actions with respect to any allegedly infringing activity involving a Product other than any such activity that infringes or is alleged to infringe the Patent Rights, and to retain all recoveries from such actions.

8.3          Notice of Infringement.  Each party hereto shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by the manufacture, development, use and sale of the GPEx® Cell Line or any Product of any third party intellectual property rights.  The parties shall meet promptly to discuss an appropriate response.

9.             CONFIDENTIALITY

9.1          Mutual Obligation.  Catalent and Xencor agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.  Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates and potential partners that (a) need to know such Confidential Information for the purpose of performing under this Agreement, (b) are advised of the contents of this Article, and (c) agree to be bound by the terms of this Article 9.  Notwithstanding the foregoing, prior to or immediately following execution of this Agreement, Catalent and Xencor shall agree upon the substance of information that can be used as a routine reference in the usual course of business to described the terms of this transaction, and Catalent and Xencor may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

9.2          Definition.  As used in this Agreement, the term “Confidential Information” includes all such information furnished by Catalent or Xencor, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner.  Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives.  Confidential Information also includes the existence of this Agreement and its terms.

9.3          Exclusions.  Notwithstanding Section 9.2, Confidential Information of a party does not include  information that the other party (the “receiving party”) can demonstrate by competent evidence (a) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (b) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (c) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (d) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.

9.4          No Implied License.  The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement.  All Confidential Information will remain the sole property of the party disclosing such information or data.

9.5          Return of Confidential Information.  Upon termination of this Agreement, the receiving party shall, upon request, promptly return within […***…] all such information, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single

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copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

9.6          Survival.  The obligations of this Article 9 will terminate […***…] from the expiration or termination of this Agreement.

10.          INDEMNIFICATION

10.1        Indemnification by Catalent.  Catalent shall indemnify and hold harmless Xencor, its affiliates, directors, officers, employees and agents (“Xencor Indemnitees”) from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (a) any breach by Catalent of its representations, warranties or obligations set forth in this Agreement; (b) any negligence or willful misconduct by Catalent; or (c) a claim that the use of the Technology in accordance with this Agreement infringes the intellectual property rights of a third party; except to the extent that any such Loss arises out of or results from the breach of this Agreement by Xencor or the negligence or willful misconduct of Xencor Indemnitees.

10.2        Indemnification by Xencor.  Xencor shall indemnify, defend and hold harmless Catalent, its affiliates, directors, officers employees and agents(“Catalent Indemnitees”) from and against all Losses arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement; (b) Xencor’s or its CMO’s, Affiliate’s or licensee’s manufacture, sale, promotion, distribution, use of or exposure to the GPEx® Cell Line or Product, including, without limitation, product liability or strict liability; (c)  the conduct of any clinical trials relating to any Product; (d) a claim that the manufacture, sale, promotion, distribution or use of a Product (excluding the practice of the GPEx Technology in connection with any of the foregoing) infringes the intellectual property rights of a third party; or (e) any negligence or willful misconduct by Xencor; except to the extent that any such Losses arise out of or results from the breach by Catalent of this Agreement, or the negligence or willful misconduct of Catalent Indemnitees.

10.3        […***…]

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10.4        Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense; (C) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense), and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

11.          NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given:  (a) when delivered personally; (b) when delivered by facsimile transmission (receipt verified); (c) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (d) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Xencor:	Xencor, Inc,
111 West Lemon Avenue
Monrovia, California 91016 USA
Attention: John Kuch
Facsimile: (626) 256-3562

With a copy to:	Xencor, Inc.
111 West Lemon Avenue
Monrovia, California 91016 USA
Attn: Bassil Dahiyat President & CEO
Facsimile: (626) 256-3560

If to Cardinal Health:	Catalent Pharma Solutions, LLC
8137 Forsythia Street
Middleton, Wisconsin 53562 USA

Attention: President
Facsimile: (608) 824-9930

With a copy to:	Catalent Pharma Solutions, LLC.
14 Schoolhouse Road
Somerset, NJ 08873
Attention: General Counsel,

Facsimile: 732-537-6491

12.          LIMITATIONS OF LIABILITY

12.1 CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT […***…].

12.2  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

13.          MISCELLANEOUS

13.1        Entire Agreement; Amendments.  This Agreement, the Exhibits hereto, the DMA and the Exhibits to the DMA, and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement.  No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

13.2        Captions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

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13.3        Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

1.4          No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

13.5        Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

13.6        Independent Contractors.  The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

13.7        Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without such consent (but subject to prior written notice) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise or to the assigning party’s business unit responsible for performance under this Agreement..

13.8        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding its conflicts of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.9        Alternative Dispute Resolution.  If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Catalent and Xencor for their consideration and resolution for a period of up to […***…]. If such parties cannot

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reach a resolution of the Dispute within such period, then at either party’s request (the “Requesting Party”), such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017, and judgment on the arbitration award may be entered in any court having jurisdiction thereof; provided, however, that no Dispute concerning the validity or infringement of any intellectual property of either party shall be subject to the provisions of this Section 12.9.  Any such arbitration shall be conducted before a panel of three neutral and experienced arbitrators, one chosen by Catalent, one chosen by Xencor and the third chosen by the foregoing two arbitrators.  The parties shall be entitled to conduct reasonable discovery, within limitations to be established by the arbitrators.  Arbitration shall be conducted in the jurisdiction of the non-Requesting Party.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages.  Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.  Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators.  Each party shall fully perform and satisfy any monetary component of the arbitration award within […***…] of the service of the award.  By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.  Notwithstanding the foregoing provisions of this Section 12.9, each party acknowledges and agrees that, due to the unique and valuable nature of the other party’s intellectual property and Confidential Information, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would be inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or

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threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions, without the necessity of posting any bond or security.

13.10  Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

13.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

13.12      Survival.  The rights and obligations of the parties shall continue under Articles 4, 6, 7, 9, 10, 11 and 12 notwithstanding expiration or termination of this Agreement.

13.13      Force Majeure.  Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers;  provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other.  If the cause(s) shall continue unabated for […***…], then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

13.14.  Right to Dispose and Settle.  If Catalent requests in writing from Client direction with respect to disposal of any inventories of materials, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

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IN WITNESS WHEREOF, both Catalent and Xencor have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

Agreed to and accepted by:

Xencor, Inc.		Catalent Pharma Solutions LLC

By:	/s/ Bassil Dahiyat	By:	/s/ Michael Jenkins

Name:	Bassil Dahiyat, PhD	Name:	Michael Jenkins

Its:	President and CEO	Its:	General Manager

Date:	December 21, 2011	Date:	December 21, 2011

Exhibit A

[…***…]

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Exhibit B

[…***…]

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Exhibit C

“GPEx® Cell Line” shall mean the cell line described in Exhibit C to this Agreement, including any cell lines derived in whole or part therefrom.

Exhibit D

GPEx retrovector component testing protocol and any materials required in the protocol that are not commercially available, described in Exhibit D hereto.

Exhibit E

Xencor shall reimburse Catalent for the performance of the technology transfer contemplated by this Section 2.3 as more fully described in Section 3.2.  Exhibit E defines the scope and anticipated timing for the technical transfer services being provided by Cardinal Health.